Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FIRST QUARTER RESULTS

MIAMI (March 15, 2013) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $65 million, or $0.08 diluted EPS for the first quarter of 2013. Reported U.S. GAAP net income, which included net unrealized losses on fuel derivatives of $28 million, was $37 million, or $0.05 diluted EPS. Non-GAAP net income for the first quarter of 2012 was $13 million, or $0.02 diluted EPS. Reported U.S. GAAP net loss was $139 million, or $0.18 diluted loss per share, for the first quarter of 2012, which included the non-cash write-down for Ibero Cruises goodwill and trademark assets of $173 million and net unrealized gains on fuel derivatives of $21 million. Revenues for the first quarter of 2013 were $3.6 billion in line with the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that first quarter earnings were better than December guidance due to the timing of certain expenses partially offset by $0.02 per share resulting from voyage disruptions and related repair costs.

Key metrics for the first quarter 2013 compared to the prior year were as follows:

•

On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 2.3 percent for 1Q 2013, which was in line with the company’s December guidance, down 2 to 3 percent. Gross revenue yields decreased 3.4 percent in current dollars.

•

Net cruise costs excluding fuel per ALBD decreased 3.1 percent in constant dollars, which was better than December guidance, down 1.5 to 2.5 percent primarily due to the timing of certain expenses. Gross cruise costs including fuel per ALBD in current dollars decreased 5.5 percent.

•	Fuel prices decreased 4 percent to $677 per metric ton for 1Q 2013 from $707 per metric ton in 1Q 2012 and were in line with the December guidance of $674 per metric ton.
•	Fuel consumption per ALBD decreased 5 percent in 1Q 2013 compared to the prior year.
•	The company repurchased 2.3 million shares valued at $87 million during fiscal 2013.

Earlier this week the company took delivery of AIDA Cruises’ 2,192-passenger AIDAstella. In addition, the company recently reached an agreement for the sale of the three original 212-berth ships for its luxury Seabourn brand, which are expected to leave the fleet in 2014 and 2015.

2013 Outlook

At this time, cumulative advance bookings for 2013 are behind the prior year at prices in line with the prior year levels. Since January, booking volumes for the remainder of the year, including Costa, are running significantly higher than last year at slightly higher prices.

Arison noted, “Booking volumes during our seasonally strong wave period have remained solid with pricing comparisons improving in recent weeks. However, economic uncertainty in Europe continues to hinder yield growth.”

Arison added, “Despite considerable attention surrounding the Carnival Triumph, we had been encouraged to see booking volumes for Carnival Cruise Lines recover significantly in recent weeks. Attractive pricing promotions, combined with strong support from the travel agent community and consumers who recognize the company’s well-established reputation and quality product offering, were driving the strong booking volumes.”

The company now expects full year net revenue yields, on a constant dollar basis to be in line with the prior year compared to up 1 to 2 percent in the December guidance. The change in net yields is due to the economic uncertainty in Europe and pricing promotions for the Carnival brand combined with less than expected growth in onboard revenue across the group. The company also expects net revenue yields on a current dollar basis to be flat for the full year.

The company expects net cruise costs excluding fuel per ALBD for 2013 to be up 2.5 to 3.5 percent on a constant dollar basis compared to up 1 to 2 percent in the December guidance. The change in cost guidance is due to the impact of repair costs, as previously announced, as well as, expenses related to the enhancement of vessels in the remainder of the fleet as a result of the ship incident.

Taking the above factors into consideration, the company forecasts full year 2013 non-GAAP diluted earnings per share to be in the range of $1.80 to $2.10, compared to 2012 non-GAAP diluted earnings of $1.88 per share.

Looking forward, Arison stated, “Our long term business fundamentals remain strong as we broaden our customer base of new and repeat cruisers through attractive product offerings, high satisfaction levels and compelling value propositions. We expect to drive return on invested capital higher through a measured pace of capacity growth and a continued focus on fuel consumption savings. We continue to expect over $3 billion of cash from operations this year and remain committed to returning free cash flow to shareholders in 2013 and beyond.”

Second Quarter 2013 Outlook

Second quarter constant dollar net revenue yields are expected to be down slightly compared to the prior year. Net cruise costs excluding fuel per ALBD for the second quarter are expected to be up 9.5 to 10.5 percent on a constant dollar basis compared to the prior year due primarily to the timing of certain expenses and repair costs related to the ship incident.

Based on the above factors, the company expects non-GAAP diluted earnings for the second quarter 2013 to be in the range of $0.04 to $0.08 per share versus 2012 non-GAAP earnings of $0.20 per share.

At the end of the second quarter, the company will take delivery of Princess Cruises 3,560-passenger Royal Princess.

Selected Key Forecast Metrics

	Full Year 2013		Second Quarter 2013
Year over year change:	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Net revenue yields	(0.5) to 0.5%	(0.5) to 0.5%	(1) to (2)%	(0.5) to (1.5)%
Net cruise costs excl. fuel / ALBD	2.5 to 3.5%	2.5 to 3.5%	9 to 10%	9.5 to 10.5%

	Full Year 2013	Second Quarter 2013
Fuel price per metric ton	$691	$688
Fuel consumption (metric tons in thousands)	3,285	825
Currency: Euro	$1.31 to €1	$1.31 to €1
Sterling	$1.52 to £1	$1.50 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2013 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 205,000 lower berths with eight new ships scheduled to be delivered between May 2013 and April 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values; and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;
•	increases in fuel prices;
•

incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;
•	negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising;
•	litigation, enforcement actions, fines or penalties;
•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;
•

changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;
•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;
•	lack of continuing availability of attractive, convenient and safe port destinations;
•

continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;
•	failure to keep pace with developments in technology;
•	competition from and overcapacity in the cruise ship or land-based vacation industry;
•	loss of key personnel or our ability to recruit or retain qualified personnel;
•	union disputes and other employee relation issues;
•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;
•	the continued strength of our cruise brands and our ability to implement our brand strategies;
•	our international operations are subject to additional risks not generally applicable to our U.S. operations;
•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;
•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;
•	fluctuations in foreign currency exchange rates;
•

whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement; and
•	uncertainties of foreign legal systems as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Jennifer De La Cruz 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended February 28/29,
	2013	2012
Revenues
Cruise
Passenger tickets	$2,740	$2,764
Onboard and other	844	809
Tour and other	9	9

	3,593	3,582

Operating Costs and Expenses
Cruise
Commissions, transportation and other	617	661
Onboard and other	127	126
Fuel	559	592
Payroll and related	460	442
Food	243	240
Other ship operating	579	619 (a)
Tour and other	14	14

	2,599	2,694
Selling and administrative	460	421
Depreciation and amortization	389	376
Ibero goodwill and trademark impairment charges	—	173

	3,448	3,664

Operating Income (Loss)	145	(82)

Nonoperating (Expense) Income
Interest income	2	3
Interest expense, net of capitalized interest	(83)	(88)
Unrealized (losses) gains on fuel derivatives, net	(28)	21
Other income, net	3	5

	(106)	(59)

Income (Loss) Before Income Taxes	39	(141)
Income Tax (Expense) Benefit, Net	(2)	2

Net Income (Loss)	$37	$(139)

Earnings (Loss) Per Share
Basic	$0.05	$(0.18)

Diluted	$0.05	$(0.18)

Non-GAAP Earnings Per Share-Diluted	$0.08 (b)	$0.02 (b)

Dividends Declared Per Share	$0.25	$0.25

Weighted-Average Shares Outstanding – Basic	776	778

Weighted-Average Shares Outstanding – Diluted	778	778 (c)

(a)	Includes a $34 million impairment charge related to Costa Allegra.
(b)	Excludes $(28) million and $21 million of net unrealized (losses) gains on fuel derivatives in 2013 and 2012, respectively, and $173 million of Ibero impairment charges in 2012.
(c)	Non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	February 28, 2013	November 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$476	$465
Trade and other receivables, net	400	270
Insurance recoverables	337	460
Inventories	383	390
Prepaid expenses and other	196	236

Total current assets	1,792	1,821

Property and Equipment, Net	31,726	32,137
Goodwill	3,143	3,174
Other Intangibles	1,303	1,314
Other Assets	711	715

	$38,675	$39,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$122	$56
Current portion of long-term debt	1,643	1,678
Accounts payable	570	549
Dividends payable	194	583
Claims reserve	440	553
Accrued liabilities and other	798	845
Customer deposits	3,015	3,076

Total current liabilities	6,782	7,340

Long-Term Debt	7,622	7,168
Other Long-Term Liabilities	748	724
Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 650 shares at 2013 and 649 shares at 2012 issued	7	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2013 and 2012 issued	357	357
Additional paid-in capital	8,277	8,252
Retained earnings	18,322	18,479
Accumulated other comprehensive loss	(399)	(207)
Treasury stock, 58 shares at 2013 and 55 shares at 2012 of Carnival Corporation and 32 shares at 2013 and 33 shares at 2012 of Carnival plc, at cost	(3,041)	(2,958)

Total shareholders’ equity	23,523	23,929

	$38,675	$39,161

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended February 28/29,
	2013	2012
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,305	2,262
Occupancy percentage (a)	104.0%	105.3%
Fuel consumption (metric tons in thousands)	827	837
Fuel cost per metric ton consumed	$677	$707
Currencies
U.S. dollar to €1	$1.33	$1.31
U.S. dollar to £1	$1.58	$1.56
U.S. dollar to Australian dollar	$1.04	$1.04

CASH FLOW INFORMATION
Cash from operations	$399	$322
Capital expenditures	$241	$267
Dividends paid	$582	$194

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At February 28, 2013, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted-Average Floor Prices	Weighted-Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2013 (Q2-Q4)
	November 2011	1,584	$74	$132
	February 2012	1,584	$98	$127
	March 2012	3,168	$100	$130

		6,336			40%

Fiscal 2014
	November 2011	2,112	$71	$128
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116

		6,600			32%

Fiscal 2015
	November 2011	2,160	$71	$125
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110

		5,556			27%

Fiscal 2016	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120

		5,724			27%

Fiscal 2017	February 2013	3,276	$80	$115	16%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended February 28/29,
	2013	2013 Constant Dollar	2012
Passenger ticket revenues	$2,740	$2,725	$2,764
Onboard and other revenues	844	841	809

Gross cruise revenues	3,584	3,566	3,573

Less cruise costs
Commissions, transportation and other	(617)	(613)	(661)
Onboard and other	(127)	(126)	(126)

	(744)	(739)	(787)

Net passenger ticket revenues	2,123	2,112	2,103
Net onboard and other revenues	717	715	683

Net cruise revenues	$2,840	$2,827	$2,786

ALBDs (c)	17,979,235	17,979,235	17,308,535

Gross revenue yields	$199.34	$198.38	$206.40
% decrease vs. 2012	(3.4)%	(3.9)%
Net revenue yields	$157.95	$157.24	$160.93
% decrease vs. 2012	(1.9)%	(2.3)%

Net passenger ticket revenue yields	$118.07	$117.50	$121.47
% decrease vs. 2012	(2.8)%	(3.3)%

Net onboard and other revenue yields	$39.88	$39.75	$39.46
% increase vs. 2012	1.1%	0.7%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended February 28/29,
	2013	2013 Constant Dollar	2012
Cruise operating expenses	$2,585	$2,575	$2,680
Cruise selling and administrative expenses (d)	458	455	419

Gross cruise costs	3,043	3,030	3,099

Less cruise costs included in net cruise revenues
Commissions, transportation and other	(617)	(613)	(661)
Onboard and other	(127)	(126)	(126)

Net cruise costs	2,299	2,291	2,312
Less fuel	(559)	(559)	(592)

Net cruise costs excluding fuel	$1,740	$1,732	$1,720

ALBDs (c)	17,979,235	17,979,235	17,308,535

Gross cruise costs per ALBD	$169.24	$168.55	$179.04
% decrease vs. 2012	(5.5)%	(5.9)%
Net cruise costs per ALBD	$127.85	$127.41	$133.57
% decrease vs. 2012	(4.3)%	(4.6)%

Net cruise costs excluding fuel per ALBD	$96.73	$96.30	$99.38
% decrease vs. 2012	(2.7)%	(3.1)%

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended February 28/29,
	2013	2012
Net income (loss) – diluted
U.S. GAAP net income (loss)	$37	$(139)
Ibero goodwill and trademark impairment charges (e)	—	173
Unrealized losses (gains) on fuel derivatives, net (f)	28	(21)

Non-GAAP net income	$65	$13

Weighted-average shares outstanding – diluted	778	778 (f)

Earnings (loss) per share – diluted
U.S. GAAP earnings (loss) per share	$0.05	$(0.18)
Ibero goodwill and trademark impairment charges (e)	—	0.22
Unrealized losses (gains) on fuel derivatives, net (f)	0.03	(0.02)

Non-GAAP earnings per share	$0.08	$0.02

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2013 period currency exchange rates have remained constant with the 2012 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three months ended February 28/29, 2013 and 2012, selling and administrative expenses were $460 million and $421 million, respectively. For the three months ended February 28/29, 2013 and 2012, selling and administrative expenses were comprised of cruise selling and administrative expenses of $458 million and $419 million, respectively, and Tour and Other selling and administrative expenses of $2 million and $2 million, respectively.

(e)	We believe that the impairment charges recognized in 2012 related to Ibero’s goodwill and trademarks are nonrecurring and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net loss and loss per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and EPS and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses. For the three months ended February 29, 2012, non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.